As filed with the Securities and Exchange Commission on November 1, 2024

Registration No. 333-265173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-265173)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FINCH THERAPEUTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3433558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 State Street, Suite 100

Boston, MA 02109

(617) 229-6499

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew P. Blischak

Chief Executive Officer

Finch Therapeutics Group, Inc.

75 State Street, Suite 100

Boston, MA 02109

(617) 229-6499

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William Michener

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Finch Therapeutics Group, Inc., a Delaware corporation (“Finch” or the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-265173), filed with the SEC on May 24, 2022, registering shares of the Company’s common stock, par value $0.001 (the “Common Stock”), preferred stock, warrants or debt securities, or any combination of the foregoing, having an aggregate initial public offering price up to $200 million (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under.

On October 21, 2024, the Company announced its intention to apply for the delisting of its Common Stock from the Nasdaq Global Select Market and the deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on November 1, 2024.

FINCH THERAPEUTICS GROUP, INC.

By:	/s/ Matthew P. Blischak
Name: Matthew P. Blischak
Title: Chief Executive Officer

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.